As filed with the Securities and Exchange Commission on February 22, 2021

Registration No. __________________

United States

SECURITIES AND EXCHANGE cOMMISSION

Washington, D.C. 20549

fOrm S-8

registration statement

under the securities act of 1933

Lannett Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23-0787699 (I.R.S. Employer Identification No.)
9000 State Road Philadelphia, Pennsylvania (Address of Principal Executive Offices)	19136 (Zip Code)

Lannett Company, Inc. 2021 Long-Term Incentive Plan

(Full title of the plan)

Timothy C. Crew
Chief Executive Officer
Lannett Company, Inc.
9000 State Road

Philadelphia, Pennsylvania 19136
(Name and address of agent for service)

(215) 333-9000

(Telephone number, including area code, of agent for service)

Copies requested to:

Bradley S. Rodos, Esquire

Fox Rothschild LLP
2000 Market Street, 20th Floor
Philadelphia, Pennsylvania 19103

(215) 299-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share(3)	3,000,000 shares	$6.58	$19,740,000	$2,153.63

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the Lannett Company, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”) by reason of any recapitalization, stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant’s outstanding shares of common stock are increased, converted or exchanged.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the registrant’s common stock, as reported by the New York Stock Exchange on February 12, 2021.

(3)	Represents shares of the registrant’s common stock available for issuance under the 2021 Plan.

EXPLANATORY NOTE

Lannett Company, Inc. (the “Registrant” or the “Company”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 3,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issuable pursuant to awards under the Lannett Company, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”) and (ii) such indeterminate number of shares as may become available under the 2021 Plan as a result of the adjustment provisions thereof.

The 2021 Plan was approved by the Company’s Board of Directors on December 4, 2020 and was approved and adopted by the Company’s stockholders on January 27, 2021.

PART I

Information Required In The SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2021 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the 2021 Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Lannett Company, Inc.

9000 State Road

Philadelphia, Pennsylvania 19136

Attention: Investor Relations

Tel: (215) 333-9000

PART II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents, which have been previously filed (not furnished) with the Commission:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 (File No. 001-31298);

(b)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2020 and December 31, 2020 (File No. 001-31298);

(c)	The Company’s Current Reports on Form 8-K filed on July 14, 2020, August 17, 2020, August 28, 2020, November 12, 2020, December 10, 2020, December 29, 2020, January 14, 2021, January 28, 2021 and February 9, 2021 (File Nos. 001-31298); and

(d)	The description of the Common Stock contained in Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, including any amendments or reports filed for the purpose of updating such description (File No. 001-31298).

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the Commission in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s certificate of incorporation and bylaws provide that the Company indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Pursuant to Section 102 of the Delaware General Corporation Law (“DGCL”), a director's liability is not eliminated (1) for a breach of such director's duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (4) for any transaction from which such director derived an improper personal benefit.

The Company believes that the indemnification provisions contained in its certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate a directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. The indemnification provisions also do not affect a director’s responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

If the Company fails to pay in full a claim for indemnification within 30 days, then the person claiming an indemnification right may bring suit to enforce the indemnification claim. The Company must prove the person claiming indemnification has failed to meet the standards of conduct that make it permissible under the DGCL for us to indemnify such person.

At present, there is no pending litigation or proceeding involving any of the Company’s executive officers or directors to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any executive officer or director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

3.1	Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.5 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (File No. 001-31298))

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 24, 2019 (File No. 001-31298))

5.1	Opinion of Fox Rothschild LLP regarding the validity of the shares of Common Stock being registered (filed herewith)

23.1	Consent of Fox Rothschild LLP (included within the opinion filed as Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	Lannett Company, Inc. 2021 Long-Term Incentive Plan (incorporated by reference to the Appendix to the Registrant’s Definitive Proxy Statement for its 2021 Annual Meeting of Stockholders previously filed with the Commission on December 7, 2020)

Item 9. Undertakings.

(a)                The Registrant hereby undertakes:

(1)                To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)               To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)             To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)               The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 22nd day of February, 2021.

LANNETT COMPANY, INC.

By:	/s/ Timothy C. Crew
Timothy C. Crew
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy C. Crew as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Date: February 22, 2021	By:	/s/ Timothy C. Crew
Timothy C. Crew
Director and Chief Executive Officer

Date: February 22, 2021	By:	/s/ John Kozlowski
John Kozlowski
Vice President of Finance, Chief Financial Officer

Date: February 22, 2021	By:	/s/ John C. Chapman
John C. Chapman
Director

Date: February 22, 2021	By:	/s/ David Drabik
David Drabik
Director

Date: February 22, 2021	By:	/s/ Jeffrey Farber
Jeffrey Farber
Director

Date: February 22, 2021	By:	/s/ Patrick G. LePore
Patrick G. LePore
Chairman of the Board of Directors

Date: February 22, 2021	By:	/s/ Melissa Rewolinski
Melissa Rewolinski
Director

Date: February 22, 2021	By:	/s/ Paul Taveira
Paul Taveira
Director